Filed Pursuant to Rule-424(b)(3)
Registration No. 333-142569

842,815 Shares of Class A Common Stock

Crawford & Company

This prospectus relates to 842,815 shares of Class A Common Stock that will be sold by the selling shareholders named in this prospectus. The selling shareholders acquired these shares from us in a private placement completed on October 30, 2006. We will not receive any of the proceeds from the sale of those shares.

The prices at which the selling shareholders may sell these shares will be determined by the prevailing market price for shares of our common stock or in privately negotiated transactions. For a description of the plan of distribution for the shares, see page 6 of this prospectus. We will not receive any proceeds from the sale of these shares by the selling shareholders.

The Class A Common Stock is traded on the New York Stock Exchange under the symbol “CRDA.” On July 25, 2007, the last reported sales price for the Class A Common Stock on the New York Stock Exchange was $5.75 per share.

See “Risk Factors” beginning on page 4 of this Prospectus for factors you should consider before buying shares of Class A Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is July 27, 2007.

FORWARD-LOOKING STATEMENTS

Certain written and oral statements made by us in this prospectus, and other materials filed or to be filed by us with the Securities and Exchange Commission, or SEC, and incorporated by reference herein contain, or will contain, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements. Forward-looking statements include risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Forward-looking statements may be identified, without limitation, by the use of such words as “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “believes,” “could,” “would,” “should,” “may,” “goal,” “strategy,” or “will,” or words or phrases of similar meaning. We undertake no obligation to revise or publicly release the results of any revisions to forward-looking statements or to identify any new risk factors which may arise. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual future results.

Forward-looking statements include risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. In addition to other risk factors and matters discussed elsewhere herein, some of the important general factors that could cause actual results to differ materially from those discussed in the forward-looking statements include the following:

•	declines in the volume of cases referred to us for many of our service lines associated with the property and casualty insurance industry,

•	global economic conditions, interest rates, foreign currency exchange rates,

•	regulations and practices of various governmental authorities,

•	the financial conditions of our clients,

•	regulatory changes related to funding of defined benefit pension plans and the fact that our U.S. and U.K. defined benefit pension plans are significantly underfunded,

•	changes in the degree to which property and casualty insurance carriers outsource their claims handling functions,

•	changes in overall employment levels and associated workplace injury rates in the U. S.,

•	the ability to identify new revenue sources not tied to the insurance underwriting cycle,

•	the ability to develop or acquire information technology resources to support and grow our business, the ability to attract and retain qualified personnel,

•	renewal of existing major contracts with clients on satisfactory financial terms,

•	general risks associated with doing business outside the U.S.,

•	our ability to comply with debt covenants,

•	possible legislation or changes in market conditions that may curtail or limit growth in product liability and securities class actions,

•	our integration of Broadspire Management Services, Inc., and

•	Any other factors referenced or incorporated by reference in this prospectus and any other documents filed with the SEC.

OUR BUSINESS

Following is a short summary of our business. You should read carefully this entire prospectus, as well as the documents incorporated by reference in this prospectus, before making an investment decision. References in this prospectus to “our Company,” “we,” “our,” and “us” refer to Crawford & Company.

Crawford & Company, founded in 1941, is the world’s largest (based on annual revenues) independent provider of claims management solutions to insurance companies and self-insured entities, with a global network of more than 700 offices in 63 countries. Major service lines include property and casualty claims management, integrated claims and medical management for workers’ compensation, legal settlement administration, including class action and warranty inspection, and risk management information services.

Our principal executive offices are located at 1001 Summit Boulevard, Atlanta, Georgia 30319. Our telephone number is 404-256-0830 and our website is located at www.crawfordandcompany.com. The information on our website is not incorporated into this prospectus.

RISK FACTORS

You should carefully consider the risk described below, the risks that are described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as well as other information contained in this prospectus and the incorporated documents when considering an investment decision with respect to the Class A Common Stock. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations. Any of the events discussed in the risk factors below may occur. If they do, our business, results of operations or financial condition could be materially adversely affected. In such an instance, the trading prices of the Class A Common Stock could decline, and you might lose all or part of your investment.

Risks Related to Our Common Stock

Our stock price may be volatile, and you could lose all or part of your investment.

The market for equity securities is often volatile. The following factors could cause the price of our common stock in the public market to fluctuate significantly from the price you will pay in this offering:

•	variations in our quarterly operating results;

•	changes in market valuations of companies in our industry;

•	fluctuations in stock market prices and volumes;

•	issuances of common stock or other securities in the future;

•	the addition or departure of key personnel; and

•	announcements by us or our competitors of new service offerings, acquisitions or joint ventures.

Volatility in the market price of our common stock may prevent investors from being able to sell their common stock at or above the price that they pay, depending on many factors. In the past, class action litigation has often been brought against companies following periods of volatility in the market price of those companies’ common stock. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management’s attention and company resources and could have a material adverse effect on our business and operating results.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information contained in this prospectus or incorporated herein by reference. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of Class A Common Stock.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read, without charge, and copy the documents we file at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at no cost from the SEC’s website at http://www.sec.gov.

We incorporate by reference the filed documents listed below, except as superseded, supplemented or modified by this prospectus, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

•	our Current Reports on Form 8-K filed on January 16, 2007; January 25, 2007; February 2, 2007; February 9, 2007; March 15, 2007; May 14, 2007 and July 6, 2007;

•	the description of our Class A Common Stock, par value $1.00, contained in the Registration Statement on Form 8-A, dated July 16, 1990, pursuant to Section 12(b) of the Exchange Act.

Any statement contained in the documents incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The reports and other documents that we file after the date of this prospectus will update, supplement and supersede the information in this prospectus. You may request and obtain a copy of these filings, at no cost, by writing or telephoning us at the following address or phone number:

     Crawford & Company
     5620 Glenridge Drive, N.E.
     Atlanta, Georgia 30342
     Attn. Allen W. Nelson
     (404) 256-0830

SELLING SHAREHOLDERS

We are registering for resale the shares of Class A Common Stock covered by this prospectus on behalf of the shareholders identified below. The shareholders acquired the resale shares from us in a private placement. David Henderson and Sharon F. O’Shea who are selling shareholders are also employees of Broadspire Management Services, Inc., our wholly-owned subsidiary. We are registering the shares to permit the shareholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a shareholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate. The following table sets forth:

•	the name of the shareholders;

•	the number and percent of shares of our Class A Common Stock that the shareholders beneficially owned prior to the offering for resale of the shares under this prospectus;

•	the number of shares of our Class A Common Stock that may be offered for resale for the account of the shareholders under this prospectus; and

•	the number and percent of shares of our Class A Common Stock to be beneficially owned by the shareholders after the offering of the resale shares (assuming all of the offered resale shares are sold by the shareholders).

The number of shares in the column “Number of Shares Being Offered” represents all of the shares that each shareholder may offer under this prospectus. We do not know how long the shareholders will hold the shares before selling them or how many shares they will sell and we currently have no agreements, arrangements or understandings with any of the shareholders regarding the sale of any of the resale shares. The shares offered by this prospectus may be offered from time to time by the shareholders listed below.

This table is prepared solely based on information supplied to us by the listed shareholders, any Schedules 13D or 13G and Forms 3 and 4, and other public documents filed with the SEC, and assumes the sale of all of the resale shares. The applicable percentages of beneficial ownership are based on an aggregate of 25,756,739 shares of the Class A Common Stock issued and outstanding on March 6, 2007, adjusted as may be required by rules promulgated by the SEC.

	Shares Beneficially Owned		Number of Shares	Shares Beneficially Owned
	Prior to Offering		Being	After Offering
Shareholders	Number	Percent	Offered	Number	Percent

David Henderson	392,330	1.5%	392,330	0	0
Sharon F. O’Shea	408,344	1.6%	408,344	0	0
WWC Capital Group, LLC	42,141	*	42,141	0	0

*	Less than 1%.

PLAN OF DISTRIBUTION

The selling shareholders may sell the shares being offered from time to time in one or more transactions:

•	on any national securities exchange or quotation system on which our common stock is traded or quoted;

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on shares, whether the options are listed on an options exchange or otherwise; or

•	through a combination of such methods of sale.

The selling shareholders may sell the shares at market prices prevailing at the time of sale, at prices related to those market prices or at negotiated prices. The selling shareholders may effect transactions by selling shares directly to purchasers or to or through broker-dealers. The broker-dealers may act as agents or principals. The broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of the shares. The compensation of any particular broker-dealer may be in excess of customary commissions. Because the selling shareholders and broker-dealers that participate with the selling shareholders in the distribution of shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. Any commissions received by them and any profit on the resale of shares may be deemed to be underwriting compensation.

The shares will be sold through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling shareholder will be subject to applicable provisions of the Securities Exchange Act and the associated rules and regulations under the Securities Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholders. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

We will bear all costs, expenses and fees in connection with the registration of the shares. The selling shareholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

Upon notification to us by a selling shareholder that any material arrangement has been entered into with broker-dealers for the sale or purchase of shares, we will file a supplement to this prospectus, if required, disclosing:

•	the name of the selling shareholder and of the participating broker-dealers;

•	the number of shares involved;

•	the price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;

•	that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Class A Common Stock by the shareholders. All proceeds from the sale of the resale shares will be solely for the accounts of the shareholders.

LEGAL MATTERS

The validity of the issuance of the shares of Class A Common Stock offered hereby will be passed upon for us by Allen W. Nelson, Executive Vice President - General Counsel, as of July 25, 2007, Mr. Nelson held 942 shares of Class A Common Stock and 4,000 shares of restricted stock of the Company.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2006, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2006, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement. This prospectus is not an offer of these securities in any jurisdiction where an offer and sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our Class A Common Stock.

842,815 Shares
of Class A Common Stock

Crawford & Company

Prospectus

July 27, 2007